Manaqement Information Services Corp 61 Accord Park Drive Norwell, MA 02061
                                  781/871-1660

                              October 28, 1997

Scudder World Income Opporttmities Fund, Inc.
345 Park Avenue
New York, NY 10154

                              RE: Scudder World Income Opportunities Fund, Inc.

                           CERTIFICATE OF TABULATION

We hereby certifythat, as ofthe close of business on August 15, 1997, the records suppliedto us show 3,419,066.699 shares of Scudder World Income Opportunities Fund, Inc. in respect to the meeting ofthe shareholders of said Scudder World Income Opportunities Fund, Inc., to be held on October 28, 1997.

Management Infomlation Services has tabulated proxies totaling 3,064,538.268 shares which is 89.631% of the outstanding shares. A breakdown of the vote, by proposal is attached.

At your request, we have tabulated the proxies received by mail, and telephone votes transmitted by Shareholder Communications Corporation. Management Information Services does not guarantee the authenticity of the signature(s) thereon, or assume any responsibility for the legality of any voted proxy or telephone vote.

                              Sincerely,

                              MANAGEMENT lNFORMATION SERVICES

                              Peter L. Maguire
                              President

PLW/sac
Enclosures

                        SHAREHOLDER RESPONSE SUMMARY REPORT               Page 1
                                      SCUDDER
                   SCUDDER WORLD INCOME OPPORTUNITIES FUND, INC.
                                 October 28, 1997

                                                                                  % of Outstanding                % of Shares
                                                  No. of Shares                        Shares                        Voted
                                                  -------------                        ------                        -----

1.   The approval of the Agreement and Plan of Reorganization between Scudder
     World Income Opportunities Fund, Inc. ("SWIOF") and The Latin America
     Dollar Income Fund, Inc. ("LADIF") whereby LADIF would acquire substantially all of the assets, and assume substantiallX all of the liabilities, of SWIOF in exchange for the newly issued shares of LADIF's common stock.

  Affirmative                                     1,423,811.454                       41.643%                         93.024%
  Against                                            49,219.298                        1.440%                          3.216%
  Abstain                                            57,554.516                        1.683%                          3.760%
  TOTAL                                           1,530,585.268                       44.766%                        10G.000%
  Not Votinq                                      1.533.953.000

2. The approval of the new investment management agreement between SWIOF and Scudder Kemper Investments, Inc.

  Affirmative                                     2,896,802.468                       84.725%                         96.094%
  Against                                            51,775.627                        1.514%                          1.718%
  Abstain                                            65,972.173                        1.930%                          2.188%
  TOTAL                                           3,014,550.268                       88.169%                        100.000%
  Not Voting                                         49,988.000

3.   The election of Directors;

                                Lynn S. Birdsong

  Affirmative                                     3,006,563.624                      87.935%                          9&.108%
  Withhold                                           57,974.644                       1.696%                           1.8929
  TOTAL                                           3,064,538.268                      89.631%                         10C.000%

                               Robert J. Callander

  Affirmative                                     3,011,638.624                      88.084%                          98.274%

  Withhold                                           52,899.644                       1.547%                           1.726%

  TOTAL                                           3,064,538.268                      89.631%                         100.000%

4. Ratification of the selection of Coopers & Lybrand L.L.P. as the Fund's independent accountants.

  Affirmative                                     2,997,904.809                      87.682%                          97.826%

  Against                                            21,920.000                        .641%                            .715%
  Abstain                                            44,713.459                       1.308%                           1.459%
  TOTAL                                           3,064,538.268                      89.631%                         100.000%




                       SHAREHOLDER RESPONSE SUMMARY REPORT                Page 2
                                     SCUDDER
                  SCUDDER WORLD INCOME OPPORTUNITIES FUND, INC.
                                 October 28, 1997


                                                                                  % of Outstanding                % of Shares
                                                  No. of Shares                        Shares                        Voted
                                                  -------------                        ------                        -----


  ** FUND TOTALS:                                       SHARES
  RECORD TOTAL                                   3,419,066.699
  VOTED SHARES                                   3,064,538.268
  PERCENT VOTED                                        89.631%

                                                                                                                   C03